Exhibit 99.2

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Senior Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City Reports 2016 Third-Quarter and Year-to-Date Results

CLEVELAND, Ohio - November 3, 2016 - Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) today announced financial results for the three and nine months ended September 30, 2016.

Net Earnings/Loss
For the three months ended September 30, 2016, the company had a net loss of $430.9 million, or $1.67 per share, compared with a net loss of $302.2 million, or $1.18 per share, for the three months ended September 30, 2015. The primary driver of the quarter-over-quarter variance was increased impairments in the quarter.

The third-quarter net loss includes an impairment of non-depreciable real estate of $307.6 million, primarily related to Pacific Park Brooklyn. During the quarter, in light of changing market conditions directly impacting the Brooklyn residential market, the company, as part of a formal strategic plan update, made the decision to revise the overall project schedule to delay future vertical development. Given these market conditions and project timing, the company updated its estimated revenue, expense, cost and timing assumptions in its discounted cash flow model to estimate fair market value. The updated estimates no longer exceeded the carrying value of the asset, triggering the need for impairment. After the impairment, the company’s remaining basis in its aggregate investment at Pacific Park Brooklyn is not material on a GAAP basis.

In addition, the third-quarter net loss also includes impairment of real estate of $142.3 million, primarily related to two regional malls, Boulevard Mall near Buffalo and Shops at Northfield Stapleton in Denver. In late August, the company announced that it was reviewing strategic alternatives for its retail portfolio. Given the increased likelihood of near-term asset sales, the company changed its holding-period assumptions, leading to the requirement to adjust the assets to estimated fair market value.

For the nine months ended September 30, 2016, the company had a net loss of $160.2 million, or $0.62 per share, compared with a net loss of $52.7 million, or $0.23 per share, for the nine months ended September 30, 2015. Primary drivers of the year-to-date variance included 2015 gains on change of control of partial interest related to the company’s acquisition of its partner’s interest in University Park at MIT, partially offset by increased gains on 2016 asset dispositions, primarily the company’s military housing business and the 625 Fulton Avenue development parcel in Brooklyn.

Additional factors impacting net earnings/loss for the third quarter and year to date are described below under FFO and Operating FFO and are included in the company’s supplemental package for the three months ended September 30, 2016, furnished to the Securities and Exchange Commission (SEC) on Form 8-K, and available on the company’s website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended September 30, 2016, were $237.5 million, compared with $264.4 million for the three months ended September 30, 2015. Consolidated revenues for the nine months ended September 30, 2016, were $689.8 million, compared with $705.4 million for the nine months ended September 30, 2015. The primary drivers of the revenue variance for both the quarter and nine months, compared with the comparable periods in 2015, was lower land sales at Stapleton and the sale of the company’s military housing business.

Funds From Operations (FFO)
FFO for the three months ended September 30, 2016 was a loss of $225.0 million, or $0.87 per share, compared with positive FFO of $38.0 million, or $0.15 per share, for the three months ended September 30, 2015. The primary driver of the year-over-year FFO variance was the impairment of non-depreciable real estate of $307.6 million described above under Net Earning/Loss. This negative variance was partially offset by reduced interest expense in 2016 and early extinguishment of debt charges in 2015 that did not recur.

FFO for the nine months ended September 30, 2016 was $161.4 million, or $0.62 per share, compared with $427.2 million, or $1.70 per share for the nine months ended September 30, 2015. Per-share amounts are on a fully diluted basis. Drivers of the year-to-date FFO variance included the 2015 gain on change of control of interests related to University Park at MIT, as well as 2016 gains on dispositions of the 625 Fulton Avenue development parcel in Brooklyn and the company’s interest in the Nets, offset by the third-quarter impairment of non-depreciable real estate referenced above.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings/loss, the most comparable GAAP measure, to FFO.

Operating FFO
Operating FFO for the three months ended September 30, 2016, was $95.4 million compared with $96.7 million for the three months ended September 30, 2015. For the nine months ended September 30, 2016, Operating FFO was $273.2 million compared with $233.7 million for the nine months ended September 30, 2015.

Positive factors impacting third-quarter 2016 Operating FFO, compared with the third quarter of 2015, included lower corporate G&A and other NOI of $5.4 million, the majority of which is reduced overhead expense; decreased interest expense, both corporate and in the mature portfolio, of $2.7 million; interest on notes receivable of $2.2 million; increased Operating FFO from new property openings and acquisitions of $2.1 million; and increased net operating income (NOI) from the mature portfolio of $1.2 million. These positive factors were offset by lower land sales at Stapleton of $4.8 million, reduced Operating FFO from properties sold of $8.6 million, and reduced Operating FFO from other sources of $1.5 million.

Operating FFO for the nine months ended September 30, 2016, was $273.2 million, at 16.9 percent increase from $233.7 million for the first nine months of 2015. Positive factors impacting year-to-date Operating FFO were increased NOI from the mature portfolio of $20.3 million; Operating FFO from new property openings and acquisitions of $18.4 million; decreased interest expense, both corporate and in the mature portfolio, of $18.1 million; lower corporate G&A and other NOI of $9.2 million, the majority of which is reduced overhead expense; increased capitalized interest to active development projects of $6.2 million; interest on notes receivable of $5.6 million and increased Operating FFO from other sources of $5.2 million. These positive factors were partially offset by lower land sales at Stapleton of $10.7 million, reduced Operating FFO from properties sold of $23.6 million, and reduced Operating FFO from other sources of $4.0 million.

Factors impacting Operating FFO for the third quarter and year to date are illustrated in bridge diagrams included in the company’s supplemental package for the three months ended September 30, 2016, furnished to the SEC on Form 8-K, and available on the company’s website, www.forestcity.net. The supplemental package also includes additional explanations of factors impacting Net Earnings, Operating FFO and FFO for the three and nine months ended September 30, 2016.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

Commentary
“Our third-quarter results include impairments of two of our regional malls related to our decision to explore strategic alternatives for our retail portfolio. We also recognized a significant impairment of Pacific Park Brooklyn as a result of our decision to revise the project schedule and related assumptions in light of evolving market conditions, including the impact of increased apartment supply, uncertainty surrounding 421A tax abatement and continued escalation in construction and trade costs. Both impairments contributed to our net loss for the quarter, and the Pacific Park Brooklyn impairment also negatively impacted FFO.

“While the Pacific Park Brooklyn impairment is a disappointment, revising the schedule to delay additional future vertical development reflects the tough decisions that are part of our disciplined approach to capital allocation. As we have said before, we will activate new opportunities from our pipeline of entitlements only when and where we believe we can achieve an appropriate risk-adjusted return.

“Our Operating FFO results were down modestly quarter-over-quarter, but continue to reflect the benefits of our ongoing expense reduction and de-leveraging efforts, as well as the positive contributions of new property opening and acquisitions and growth in the mature portfolio. In the third quarter, those positives were offset primarily by the impact from properties sold, and by the timing of land sales at Stapleton in Denver, where the demand for lots by homebuilders remains strong. We believe our year-to-date Operating FFO results, which are up meaningfully over the comparable period last year, better reflect the positive impact of our ongoing transformation and the focusing of our business.

“Overall results in the operating portfolio moderated in the quarter, as anticipated, off of the strong growth we reported in the first half. Comp NOI was up modestly in both retail and apartments, with a decrease in office related to the timing of a vacancy at University Park at MIT, which has now been leased and is expected to be occupied in the first quarter of 2017. We continue to see growth in same-space leasing spreads in our office and regional mall portfolio, on a rolling 12-month basis, as well as continued growth in residential rents, though the pace of growth has decelerated somewhat, in line with broader industry trends. Year-to-date Comp NOI results are solid, with growth across retail, office and apartments, and we expect to end the year with positive year-over-year improvement across each of our major product types.

“After the end of the quarter, we completed the previously announced joint venture with QIC for our Shops at Wiregrass regional mall near Tampa, and the sale of Grand Lowry Lofts, an apartment community in Denver outside the footprint of our Stapleton project. The two transactions together generated total net proceeds of $48.2 million. Year to date, we have transacted dispositions and joint ventures at a total gross value of approximately $1.3 billion, from which we have generated $607.5 million in net proceeds. We anticipate that closings on the previously announced sale of our federally assisted housing portfolio will begin in the fourth quarter. Given the complexity of the individual closings for the 47 properties in this portfolio, we now expect the closings to extend into the first half of 2017.

“As an update to our August announcement of our intention to explore strategic alternatives for our regional mall and specialty retail portfolios, we have engaged in highly productive discussions to date with our existing partners in each portfolio, and they have both expressed strong interest in acquiring our interest in some or all of those assets. This strategic review is what led to the impairment of two of our regional malls in the quarter, as the fair market value for those two assets was below our carrying value after adjusting our holding-period assumptions. While no transaction can be guaranteed, we believe we will be able to transact on our retail portfolio and recognize significant value, generate substantial gains and redeploy that value into further growing and improving our more focused portfolio.

“The third quarter is the first using our new reporting segments that align with our recently adopted functional organizational structure. We believe the new reporting segments will give investors improved visibility to our operations, development and corporate activities. We will continue to further refine the new approach to improve and evolve our disclosure in an effort to provide even greater transparency.”

Comparable NOI, Occupancies and Rent
Overall comparable NOI increased 0.8 percent for the three months ended September 30, 2016, compared with the same period in 2015, with increases of 1.8 percent in apartments and 1.6 percent in retail, and a decrease of 0.4 percent in office. Year to date, overall comparable NOI increased 4.8 percent, with increases of 5.4 percent in office, 4.4 percent in retail and 4.3 percent in apartments, compared with the first nine months of 2015.

Comparable office occupancies were 95.1 percent at September 30, 2016, down from 96.7 percent in the third quarter of 2015. For the rolling 12-month period ended September 30, 2016, rent per square foot in new office same-space leases increased 10.9 percent over prior rents.

In the residential portfolio, average monthly rents per unit for the company’s total comparable apartments rose to $1,488 for the nine months ended September 30, 2016, a 3.3 percent increase compared with $1,440 for the nine months ended September 30, 2015. Comparable average rents per unit in the company’s core markets were $1,936, a 3.4 percent increase from $1,873 for the comparable period in 2015. Comparable economic occupancies for the nine months ended September 30, 2016, were 94.5 percent, down from 95.1 percent for the nine months ended September 30, 2015.

In the retail portfolio, comparable retail occupancies at September 30, 2016, increased to 94.3 percent, up from 93.8 percent at September 30, 2015. Sales in the company’s regional malls averaged $550 per square foot on a rolling 12-month basis, down from $554 per square foot at June 30, 2016, and $555 per square foot at September 30, 2015. For the rolling 12-month period ended September 30, 2016, new, same-space leases in the company’s regional malls increased 15.7 percent over prior rents.

Comparable NOI, defined as NOI from stabilized properties operated in the nine months ended September 30, 2016 and 2015, is a non-GAAP financial measure and is net of noncontrolling interests. Included in this release is a schedule that presents comparable NOI using the full-consolidation method and a reconciliation of earnings/loss before income taxes to NOI.

Openings and Projects Under Construction
During the third quarter, the company opened two new properties: The Bixby, a 195-unit apartment community in Washington, D.C., and 461 Dean Street, a 363-unit apartment community at Pacific Park Brooklyn.

At September 30, 2016, Forest City had 10 projects under construction at a total cost of $1.8 billion, or $699 million at the company’s share. These include:

APARTMENTS:

•	NorthxNorthwest (formerly Museum Towers II), a 286-unit apartment community in Philadelphia, is expected to be completed in the fourth quarter of 2016.

•
Eliot on 4th, a 365-unit apartment community with 5,000 square feet of retail space at the company’s Waterfront Station mixed-use project in Washington, D.C., is expected to be completed in the first quarter of 2017.

•	Broadway and Hill, a 391-unit apartment community in Los Angeles with 15,000 square feet of street-level retail, is expected to be completed in the third quarter of 2017.

•	West Village II, a 389-unit apartment community in Dallas, began construction in the first quarter and is expected to begin phased opening in the first quarter of 2018.

NorthxNorthwest, Eliot on 4th, Broadway and Hill, and West Village II are all part of the company’s residential development fund with the Arizona State Retirement System.

Other residential projects currently under construction include the following three properties at Pacific Park Brooklyn that are part of the company’s strategic partnership with Greenland USA:

•	535 Carlton, a 298-unit, all-affordable apartment community, is expected to begin phased opening in the fourth quarter of 2016.

•	550 Vanderbilt, a 278-unit condominium property, is expected to begin phased opening in the first quarter of 2017.

•	38 Sixth Avenue, a 303-unit, all-affordable apartment community with 6,000 feet of street-level retail, is expected to begin phased opening in the second quarter of 2017.

Remaining apartment projects under construction include:

•	Town Center Wrap, a 399-unit apartment community with 7,000 square feet of street-level retail at Stapleton in Denver, is expected to begin phased opening in the second quarter of 2017.

•
Hudson Exchange, a 421-unit apartment community in Jersey City, NJ, in which the company is partnering with a local developer. The project, which includes 9,000 square feet of street-level retail, is expected to be completed in the first quarter of 2018.

OFFICE:

•
The Bridge at Cornell Tech, a 235,000-square-foot corporate “co-location” building at Cornell Tech’s new campus on Roosevelt Island in New York City. The building, in which Cornell will occupy approximately 40 percent of the space, is expected to open in the second quarter of 2017.

Outlook
“The third quarter is a reflection of the ongoing, significant transformation efforts that are underway at Forest City,” said LaRue. “We are pleased with our results for the year to date, especially given the level of transformation that is taking place. We believe strongly in our strategic direction as a focused, urban place-maker and best-in-class operator. Together with our shareholders, we own a productive, high-quality operating portfolio that continues to be an engine for future growth. We control a substantial pipeline of entitlements that match both our strategic direction and our unique capability to deliver signature place-making projects in the best markets. We have the talent and capital allocation discipline to activate those opportunities when market and economic conditions tell us the time is right.”

“We have made significant progress in transforming Forest City, and feedback we receive from investors, partners, associates and other stakeholders confirms that. As a company focused on continuous improvement, we know our work is not done. We are committed to creating and sustaining value by focused execution of our strategies to improve Forest City’s performance and competitiveness, and grow the company.”

Corporate Description
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.6 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investors section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on November 3, 2016, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended September 30, 2016, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, and comparable NOI, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO

FFO, along with net earnings, provides additional information about the company’s core operations. While property dispositions, acquisitions or other factors impact net earnings in the short-term, it believes FFO presents a more consistent view of the overall financial performance of its business from period-to-period since the core of its business is the recurring operations of its portfolio of real estate assets. Management believes that the exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of the company’s activity and assists in comparing those operating results between periods. Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets and impairment of depreciable real estate, management believes that FFO, along with the required GAAP presentations, provides a more complete measurement of the Company’s performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

The majority of the company’s peers in the publicly traded real estate industry are REITs and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although the company was not a REIT for the prior period presented, management believes it is important to publish this measure to allow for easier comparison of its performance to its peers. The major difference between the company and its REIT peers is that the company was a taxable entity and any taxable income it generated could have resulted in payment of federal or state income taxes. The company’s REIT peers typically do not pay federal or state income taxes on their qualified REIT investments, but distribute a significant portion of their taxable income to shareholders. Due to the company’s effective tax management policies, it has not historically been a significant payer of income taxes. This has allowed it to retain its internally generated cash flows but has also resulted in large expenses for deferred taxes as required by GAAP.

FFO is defined by NAREIT as net earnings excluding the following items at the company’s ownership: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO
In addition to reporting FFO, the company reports Operating FFO as an additional measure of its operating performance. It believes it is appropriate to adjust FFO for significant items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of its properties. The company uses Operating FFO as an indicator of continuing operating results in planning and executing its business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of the company’s operating performance and may not be directly comparable to similarly-titled measures reported by other companies.

The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors.

NOI
NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses of consolidated and unconsolidated subsidiaries within its Office, Retail, Apartments and Development segments, except for revenues and cost of sales associated with sales of land held in these segments. The activities of its Corporate and Other segments do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company believes NOI provides important information about its core operations and, along with earnings before income taxes, is necessary to understand its business and operating results. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, revenues and cost of sales associated with sales of land, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial and residential real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. The company uses NOI to evaluate its operating performance on a portfolio basis since NOI allows it to evaluate the impact that factors such as occupancy levels, lease structure, rental rates, and tenant mix have on its financial results. Investors can use NOI as supplementary information to evaluate the company’s business. In addition, management believes NOI provides useful information to the investment community about its financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry. NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, our GAAP measures, and may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its office, retail and apartment properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead are not directly attributable to an individual operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates, certain litigation expenses incurred and any related legal settlements and NOI impacts of changes in ownership percentages, are excluded from comparable NOI. Other properties and activities such as Arena, federally assisted housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Comparable NOI is an operating statistic defined as NOI from stabilized properties operated in all periods presented, net of noncontrolling interests. Comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties. While property dispositions, acquisitions or other factors impact net earnings in the short term, the company believes comparable NOI presents a more consistent view of the overall performance of its operating portfolio from period to period. A reconciliation of earnings (loss) before income taxes, the most comparable financial measure calculated in accordance with GAAP, to NOI, and a reconciliation from NOI to comparable NOI are included in this release.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, its ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing it to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that its Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, litigation risks, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its revolving credit facility, term loan facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the notes receivable issued by Onexim in connection with their purchase of the company’s interests in the Barclays Center and the Nets, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interests of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, conflicts of interest, and risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Net loss attributable to Forest City Realty Trust, Inc.	$(430,861)	$(302,219)	$(160,227)	$(52,672)
Depreciation and Amortization—Real Estate Groups (2)	78,880	91,490	236,530	242,984
Gain on disposition of full or partial interests in rental properties	(14,067)	(2,755)	(125,815)	(22,039)
Impairment of depreciable rental properties	141,031	409,156	155,595	409,156
Income tax expense adjustment — current and deferred (3):
Gain on disposition of full or partial interests in rental properties	—	1,088	55,272	8,549
Impairment of depreciable rental properties	—	(158,805)	—	(158,805)
FFO attributable to Forest City Realty Trust, Inc.	$(225,017)	$37,955	$161,355	$427,173

FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Realty Trust, Inc.	$(225,017)	$37,955	$161,355	$427,173
If-Converted Method (adjustments for interest, net of tax for 2015):
5.000% Notes due 2016	—	24	—	407
4.250% Notes due 2018	—	1,112	—	4,641
3.625% Notes due 2020	—	712	—	3,108
FFO for per share data	$(225,017)	$39,803	$161,355	$435,329
Denominator:
Weighted average shares outstanding—Basic	258,713,429	255,417,396	258,437,586	230,778,223
Effect of stock options, restricted stock and performance shares	—	1,748,909	1,221,719	2,559,270
Effect of convertible debt	—	13,416,727	—	19,910,541
Effect of convertible 2006 Class A Common Units	—	2,793,642	1,940,788	2,912,683
Weighted average shares outstanding - Diluted (1)	258,713,429	273,376,674	261,600,093	256,160,717
FFO Per Share - Diluted	$(0.87)	$0.15	$0.62	$1.70

(1)
For the three months ended September 30, 2016, the effect of 8,157,781 shares of dilutive securities was not included in the computation of diluted FFO per share because their effect is anti-dilutive due to the negative FFO for the quarter. For the nine months ended September 30, 2016, weighted-average shares issuable upon the conversion of convertible debt of 6,873,490 were not included in the computation of diluted FFO per share because their effect is anti-dilutive under the if-converted method. As a result, adjustments to FFO are not required for interest expense of $1,141,000 and $4,671,000 for the three and nine months September 30, 2016, respectively, related to these securities.

(2)	The following table provides detail of depreciation and amortization:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Full Consolidation	$62,892	$71,155	$188,521	$180,379
Non-Real Estate	(762)	(1,107)	(2,335)	(3,445)
Real Estate Full Consolidation	62,130	70,048	186,186	176,934
Real Estate related to noncontrolling interest	(5,889)	(3,990)	(15,679)	(11,695)
Real Estate Unconsolidated	22,639	20,357	65,988	62,553
Real Estate Discontinued Operations	—	5,075	35	15,192
Real Estate at Company share	$78,880	$91,490	$236,530	$242,984

(3)	The following table provides detail of income tax expense (benefit):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$525	$1,088	$4,245	$1,730
Deferred taxes	—	(23,017)	24,022	151,925
Total income tax expense (benefit) on FFO	525	(21,929)	28,267	153,655

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$—	$5,438	$(4,351)	$8,320
Deferred taxes	—	(4,350)	59,623	229
Disposition of full or partial interests in rental properties	—	1,088	55,272	8,549
Impairment of depreciable rental properties - deferred taxes	$—	$(158,805)	$—	$(158,805)
Total income tax expense (benefit) on non-FFO	—	(157,717)	55,272	(150,256)
Grand Total	$525	$(179,646)	$83,539	$3,399

Reconciliation of FFO to Operating FFO

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
	(in thousands)			(in thousands)
FFO attributable to Forest City Realty Trust, Inc.	$(225,017)	$37,955		$161,355	$427,173
Impairment of non-depreciable real estate	307,630	17,691		307,630	17,691
Write-offs of abandoned development projects	10,058	—		10,058	15,969
Tax credit income	(3,081)	(3,308)		(9,025)	(10,520)
Loss on extinguishment of debt	—	23,018		29,933	61,970
Change in fair market value of nondesignated hedges	(42)	1,033		1,944	(4,059)
Gains on change in control of interests	—	—		—	(487,684)
Net gain on disposition of interest in development project	—	—		(136,687)	—
Net gain on disposition of partial interest in other investment - Nets	—	—		(136,247)	—
Straight-line rent adjustments	(2,758)	(4,111)		(7,969)	(4,471)
Participation payments	—	11		—	11
REIT conversion, reorganization costs and termination benefits	8,092	9,515		22,493	25,498
Nets pre-tax FFO	—	36,842		1,400	38,435
Income tax expense (benefit) on FFO	525	(21,929)		28,267	153,655
Operating FFO attributable to Forest City Realty Trust, Inc.	$95,407	$96,717	(1.4)%	$273,152	$233,668	16.9%
If-Converted Method (adjustments for interest, pre-tax):
5.000% Notes due 2016	—	39		—	665
4.250% Notes due 2018	778	1,816		3,028	7,581
3.625% Notes due 2020	363	1,164		1,643	5,078
Operating FFO attributable to Forest City Realty Trust, Inc. (If-Converted)	$96,548	$99,736		$277,823	$246,992
Weighted average shares outstanding - Diluted	266,871,210	273,376,674		268,473,583	256,160,717

Reconciliation of Earnings (Loss) Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Earnings (loss) before income taxes (GAAP)		$(443,121)		$(436,872)		$(455,480)		$13,625
Earnings from unconsolidated entities		299,967		(7,335)		268,267		(37,250)
Earnings (loss) before income taxes and earnings from unconsolidated entities		(143,154)		(444,207)		(187,213)		(23,625)
Equity in earnings	$6,433		$7,710		$25,520		$18,341
Exclude non-NOI activity from unconsolidated entities:
Land and non-rental activity, net	(478)		(2,076)		(3,149)		(4,420)
Interest and other income	(592)		(411)		(1,347)		(1,057)
Write offs of abandoned development projects	—		—		—		10,191
Depreciation and amortization	23,642		21,077		68,785		64,861
Interest expense and extinguishment of debt	24,254		24,443		74,948		76,087
Total NOI from unconsolidated entities	$53,259	53,259	$50,743	50,743	$164,757	164,757	$164,003	164,003
Land sales		(10,325)		(23,535)		(22,479)		(47,589)
Cost of land sales		3,148		9,189		5,190		15,716
Other land development revenues		(2,636)		(2,087)		(6,780)		(5,342)
Other land development expenses		1,993		2,770		6,738		7,608
Corporate general and administrative expenses		17,917		10,921		51,779		38,775
REIT conversion, reorganization costs and termination benefits		8,092		9,515		22,493		25,498
Depreciation and amortization		62,892		71,155		188,521		180,379
Write-offs of abandoned development projects		10,058		—		10,058		5,778
Impairment of real estate		142,261		425,463		156,825		425,463
Interest and other income		(11,980)		(8,995)		(32,665)		(27,977)
Gains on change in control of interests		—		—		—		(487,684)
Interest expense		34,060		39,592		101,130		119,685
Amortization of mortgage procurement costs		1,314		1,793		4,395		5,756
Loss on extinguishment of debt		—		23,609		29,084		61,953
Net operating income (Non-GAAP)		$166,899		$165,926		$491,833		$458,397
NOI related to noncontrolling interest		(9,862)		(9,101)		(27,384)		(25,173)
NOI related to company share of discontinued operations		—		3,717		1,198		13,423
NOI at company ownership		$157,037		$160,542		$465,647		$446,647

	Net Operating Income (in thousands)
	Three Months Ended September 30, 2016				Three Months Ended September 30, 2015
	Consolidated and Unconsolidated Entities (1)	Noncontrolling Interest	Company Share of Discontinued Operations	Company Ownership	Consolidated and Unconsolidated Entities (1)	Noncontrolling Interest	Company Share of Discontinued Operations	Company Ownership	% Change
Office Segment
Comparable NOI	67,835	2,463	—	65,372	68,142	2,516	—	65,626	(0.4)%
Non-Comparable NOI	909	4	—	905	2,689	148	—	2,541
Office Product Type NOI	68,744	2,467	—	66,277	70,831	2,664	—	68,167
Other NOI (2)	2,845	72	—	2,773	2,170	132	—	2,038
Total Office Segment	71,589	2,539	—	69,050	73,001	2,796	—	70,205
Retail Segment
Comparable NOI	39,935	—	—	39,935	39,292	—	—	39,292	1.6%
Non-Comparable NOI	256	—	—	256	5,900	—	—	5,900
Retail Product Type NOI	40,191	—	—	40,191	45,192	—	—	45,192
Other NOI (2)	(733)	—	—	(733)	462	—	—	462
Total Retail Segment	39,458	—	—	39,458	45,654	—	—	45,654
Apartment Segment
Comparable NOI	49,164	6,474	—	42,690	48,263	6,348	—	41,915	1.8%
Non-Comparable NOI	2,645	411	—	2,234	(1,160)	52	—	(1,212)
Apartment Product Type NOI	51,809	6,885	—	44,924	47,103	6,400	—	40,703
Federally Assisted Housing	4,622	—	—	4,622	4,985	—	—	4,985
Other NOI (2)	542	(409)	—	951	(5,289)	(365)	—	(4,924)
Total Apartment Segment	56,973	6,476	—	50,497	46,799	6,035	—	40,764
Operations
Comparable NOI	156,934	8,937	—	147,997	155,697	8,864	—	146,833	0.8%
Non-Comparable NOI	3,810	415	—	3,395	7,429	200	—	7,229
Product Type NOI	160,744	9,352	—	151,392	163,126	9,064	—	154,062
Federally Assisted Housing	4,622	—	—	4,622	4,985	—	—	4,985
Other NOI (2):
Straight-line rent adjustments	2,454	13	—	2,441	4,093	132	—	3,961
Other Operations	200	(350)	—	550	(6,750)	(365)	—	(6,385)
	2,654	(337)	—	2,991	(2,657)	(233)	—	(2,424)
Total Operations	168,020	9,015	—	159,005	165,454	8,831	—	156,623
Development Segment
Recently-Opened Properties/Redevelopment	1,557	(233)	—	1,790	3,957	290	—	3,667
Other Development (3)	(2,678)	1,080	—	(3,758)	(9,239)	(20)	—	(9,219)
Total Development Segment	(1,121)	847	—	(1,968)	(5,282)	270	—	(5,552)
Other Segment	—	—	—	—	5,754	—	3,717	9,471
Grand Total	$166,899	$9,862	$—	$157,037	$165,926	$9,101	$3,717	$160,542

(1)	Includes the Company’s share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)
Includes straight-line rent adjustments, participation payments as a result of refinancing transactions on our properties and unallocated management and service company overhead on our operating properties.

(3)	Includes straight-line adjustments, non-capitalizable costs and development overhead on our development projects.

	Net Operating Income (in thousands)
	Nine Months Ended September 30, 2016				Nine Months Ended September 30, 2015
	Consolidated and Unconsolidated Entities (1)	Noncontrolling Interest	Company Share of Discontinued Operations	Company Ownership	Consolidated and Unconsolidated Entities (1)	Noncontrolling Interest	Company Share of Discontinued Operations	Company Ownership	% Change
Office Segment
Comparable NOI	196,189	7,573	—	188,616	186,192	7,321	—	178,871	5.4%
Non-Comparable NOI	17,769	(20)	—	17,789	7,564	405	—	7,159
Office Product Type NOI	213,958	7,553	—	206,405	193,756	7,726	—	186,030
Other NOI (2)	4,794	149	—	4,645	(1,514)	141	—	(1,655)
Total Office Segment	218,752	7,702	—	211,050	192,242	7,867	—	184,375
Retail Segment
Comparable NOI	122,306	—	—	122,306	117,142	—	—	117,142	4.4%
Non-Comparable NOI	787	—	—	787	12,826	—	—	12,826
Retail Product Type NOI	123,093	—	—	123,093	129,968	—	—	129,968
Other NOI (2)	1,253	—	—	1,253	1,724	—	—	1,724
Total Retail Segment	124,346	—	—	124,346	131,692	—	—	131,692
Apartment Segment
Comparable NOI	147,862	19,279	—	128,583	141,076	17,838	—	123,238	4.3%
Non-Comparable NOI	8,256	1,357	—	6,899	(2,345)	(172)	—	(2,173)
Apartment Product Type NOI	156,118	20,636	—	135,482	138,731	17,666	—	121,065
Federally Assisted Housing	14,961	—	—	14,961	14,566	—	—	14,566
Other NOI (2)	(3,844)	(1,469)	—	(2,375)	(14,636)	(1,104)	—	(13,532)
Total Apartment Segment	167,235	19,167	—	148,068	138,661	16,562	—	122,099
Operations
Comparable NOI	466,357	26,852	—	439,505	444,410	25,159	—	419,251	4.8%
Non-Comparable NOI	26,812	1,337	—	25,475	18,045	233	—	17,812
Product Type NOI	493,169	28,189	—	464,980	462,455	25,392	—	437,063
Federally Assisted Housing	14,961	—	—	14,961	14,566	—	—	14,566
Other NOI (2):
Straight-line rent adjustments	7,419	(2)	—	7,421	4,141	144	—	3,997
Other Operations	(5,216)	(1,318)	—	(3,898)	(18,567)	(1,107)	—	(17,460)
	2,203	(1,320)	—	3,523	(14,426)	(963)	—	(13,463)
Total Operations	510,333	26,869	—	483,464	462,595	24,429	—	438,166
Development Segment
Recently-Opened Properties/Redevelopment	1,419	(1,753)	—	3,172	9,183	860	—	8,323
Other Development (3)	(21,223)	2,268	—	(23,491)	(32,997)	(848)	—	(32,149)
Total Development Segment	(19,804)	515	—	(20,319)	(23,814)	12	—	(23,826)
Other Segment	1,304	—	1,198	2,502	19,616	732	13,423	32,307
Grand Total	$491,833	$27,384	$1,198	$465,647	$458,397	$25,173	$13,423	$446,647

(1)	Includes the Company’s share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)
Includes straight-line rent adjustments, participation payments as a result of refinancing transactions on our properties and unallocated management and service company overhead on our operating properties.

(3)	Includes straight-line adjustments, non-capitalizable costs and development overhead on our development projects.